For Immediate Release

Contact:	Badger Paper Mills, Inc. Paul M. Bouthilet, CFO 715-582-5203

Badger Paper Mills, Inc. Reports Fourth
Quarter and Full Year 2004 Results

PESHTIGO, WI – March 31, 2005 – Badger Paper Mills, Inc. (Nasdaq SmallCap: BPMI), one of the nation’s leaders in the manufacture of specialty papers and flexible packaging, reported fourth quarter and full year 2004 results.

        For the fourth quarter of 2004, the Company recorded a net profit of $482,000, excluding an asset impairment charge, compared to a net loss of $1,312,000 for the comparable 2003 period. Net sales for the quarter totaled $16,561,000 compared to $14,887,000 for 2003.

        For the full year 2004, the Company recorded a net loss of $7,583,000. The reported loss includes a fourth quarter 2004 non-cash asset impairment charge of $4,556,000 and a previously reported $1,303,000 restructuring provision associated with a mid-year workforce reduction. Net sales for 2004 were $73,109,000 compared to $71,691,000 in 2003. Operating loss, excluding one-time charges, was $1,974,000 in 2004 compared to $3,878,000 in 2003.

        In determining the $4,556,000 asset impairment charge, the Company relied on a discounted cash flow model that incorporates estimates of future cash flows (cash inflows less associated cash outflows) directly associated with, and that were expected to arise as a direct result of, the use of the Fourdrinier paper machine and related group assets. The circumstances related to this impairment charge were market related, namely the impact of increased fiber, chemical and energy, and the difficulty in recovering those costs through increased product pricing.

        The 2004 increase in sales was partially attributable to higher shipment volume related to new business development activities. ‘A workplace redesign process, begun in 2003, resulted in a reduction in 2004 labor costs, improved manufacturing efficiencies and quality, and reduced waste.

        Pulp costs, one of the Company’s main raw materials, continued to increase during 2004, and energy costs, particularly natural gas, ended the year at historically high levels. In addition, health/medical costs increased dramatically during 2004. Notwithstanding the mentioned cost increases, the Company was successful in controlling other cost of sales elements contributing to the favorable year-to-year development in gross profit. Selling, general and administrative expenses for 2004 were less than the previous year as the beneficial effects of implemented cost containment programs were realized.

        As a result of the asset impairment charge and other factors identified in this press release and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which Badger filed today with the Securities and Exchange Commission, the Company is in violation of certain financial covenants under its various credit agreements with its lenders and the Company’s auditors issued a “going concern” to the Company’s 2004 audited consolidated financial statements. The Company is currently engaged in negotiations with its lenders with respect to waiving such covenant violations and revising the applicable financial covenants going forward.

        The Company has hired a consultant to assist in developing a market strategy focused on exploiting its expertise in specialty paper grades and utilizing the Company’s diverse manufacturing and converting capabilities. In addition, the consultant is working with the Company to improve profitability.

        These issues, the current risks facing the Company and other matters are discussed at length in the Company’s 2004 Annual Report on Form 10-K, and any interested party is encouraged to read such Form 10-K in its entirety. This document can be accessed through the Securities and Exchange Commission’s EDGAR website at: www.sec.gov. Any Company shareholder may request a copy of this 2004 Annual Report Form 10-K by sending such a request to the Secretary of the Company at its principal executive offices, 200 West Front Street, P. O. Box 149, Peshtigo, Wisconsin 54157-0149